Annex D. Dec. 31, 2000 Audited Financial Statements for GroupNow

GroupNow, Inc. and Subsidiaries
(A Development Stage Company)

Consolidated Financial Statements

Year ended December 31, 2000 and the period from
February 18, 1999 (date of incorporation)
through December 31, 1999

Contents

Report of Independent Certified Public Accountants………………………………………………………………………… ………………………1

Audited Consolidated Financial Statements

Consolidated Balance Sheets…………………………………………………………………………………… ……………………………………2

Consolidated Statements of Operations……………………………………………………………………………… ………………………………3

Consolidated Statements of Stockholders' Equity (Deficit)……………………………………………………………………… ……………………4

Consolidated Statements of Cash Flows……………………………………………………………………………… ………………………………5

Notes to Consolidated Financial Statements……………………………………………………………………………… ……………………………7

Report of Independent Certified Public Accountants

Board of Directors and Stockholders
GroupNow, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of GroupNow, Inc. and Subsidiaries, formerly known as VentureNow, Inc. (a development stage company), as of December31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2000 and the period from February 18, 1999 (date of incorporation) through December 31, 1999 and for the period from February 18, 1999 (date of incorporation) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GroupNow, Inc. and Subsidiaries (a development stage company) at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for the year ended December 31, 2000 and for the period from February 18, 1999 (date of incorporation) through December 31, 1999 and for the period from February 18, 1999 (date of incorporation) through December 31, 2000, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that GroupNow, Inc. and Subsidiaries (a development stage company) will continue as a going concern. As more fully described in Note 3 to the consolidated financial statements, the Company has incurred losses since inception and is dependent upon its ability to raise additional capital and to successfully market and sell its services. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Ernst &Young, LLP

January 31, 2001, except for
Note 13, as to which the
date is June 4, 2001

GroupNow, Inc. and Subsidiaries

(A Development Stage Company)

Consolidated Balance Sheets

	December 31
	2000 ………………	1999 ………………
Assets
Current assets:
Cash and cash equivalents	$ 437,339	$ 321,084
Prepaid expenses and other current assets	90,535 ………………	33,560 ………………
Total current assets	527,874	354,644

Property and equipment, net of accumulated depreciation and amortization of $18,812	89,944	–
Promissory note receivable	–	1,000,000
Other assets	40,000 ………………	50,000 ………………
Total assets	$ 657,818 ……………… ………………	$1,404,644 ……………… ………………

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts Payable	$ 68,021	$ 6,554
Accrued Payroll Liabilities	$ 65,404 ………………	$ 23,100 ………………
Total current liabilities	133,425	29,654

Due to subscriber	– ………………	1,500,000 ………………

	133,425	1,529,654

Commitments

Stockholders' equity (deficit):
Series A preferred stock, $.001 par value per share, 1,000,000 shares authorized, no shares issued and outstanding	–	–
Preferred stock, $.001 par value per share, 1,000,000 shares authorized, no shares issued and outstanding	–	–
Common stock, $.001 par value per share, 20,000,000 shares authorized, 5,480,000 and 5,000,000 shares issued and outstanding at December 31, 2000 and 1999, respectively	5,480	5,000
Additional paid–in capital	1,899,575	(3,000)
Deficit accumulated during the development stage	(1,378,457)	(127,010)
Accumulated other comprehensive loss	(2,205) ………………	– ………………
Total stockholders' equity (deficit)	524,393 ………………	(125,010) ………………
Total liabilities and stockholders' equity (deficit)	$ 657,818 ……………… ………………	$1,404,644 ……………… ………………

See accompanying notes.

GroupNow, Inc. and Subsidiaries

(A Development Stage Company)

Consolidated Statements of Operations
	Year ended December 31, 2000 ………………	Period from February 18, 1999 (Date of Incorporation) through December 31, 1999 ………………	Period from February 18, 1999 (Date of Incorporation) through December 31, 2000 ………………

Revenue	$ 392,827	$ 136,313	$ 529,140

Operating expenses:
Compensation and benefits	738,833	202,863	941,696
Loss on investments	322,431	–	322,431
Professional fees	251,021	21,238	272,259
Rent	113,759	–	113,759
Development costs	55,836	2,976	58,812
Depreciation and amortization	18,812	–	18,812
General and administrative	171,714 ………………	38,812 ………………	210,526 ………………

Loss from operations	(1,279,579)	(129,576)	(1,409,155)

Other income:
Interest income	28,132 ………………	2,566 ………………	30,698 ………………

Loss before income taxes	(1,251,447)	(127,010)	(1,378,457)

Income taxes	– ………………	– ………………	– ………………
Net loss	$(1,251,447) ……………… ………………	$(127,010) ……………… ………………	$(1,378,457) ……………… ………………
Net loss per common share – basic and diluted	$(0.24) ……………… ………………	$(0.03) ……………… ………………	$(0.27) ……………… ………………
Weighted average number of common shares outstanding	5,123,590	5,000,000	5,061,795

See accompanying notes.

GroupNow, Inc. and Subsidiaries

(A Development Stage Company)

Consolidated Statements of Stockholders' Equity (Deficit)

Common Stock	Shares ……………	Amount ………	Additional Paid in Capital ……………	Deficit Accumulated During the Development Stage ……………	Accumulated Other Comprehensive Loss (Deficit) ……………	Total Stockholders'Equity (Deficit) ……………
Initial capitalization	4,750,000	$ 4,750	$ (2,850)	$ –	$ –	$ 1,900
Issuance of common shares	250,000	250	(150)	–	–	100
Net loss	– ……………	– ……………	– ……………	(127,010) ……………	– ……………	(127,010) ……………
Balance at December 31, 1999	5,000,000	5,000	(3,000)	(127,010)	–	(125,010)
Issuance of common shares in connection with litigation settlement	287,500	287	1,499,713	–	–	1,500,000
Issuance of common shares in connection with private offering	192,500	193	384,807	–	–	385,000
Issuance of stock options to consultants for services	–	–	18,055	–	–	18,055
Comprehensive loss:
Net loss	–	–	–	(1,251,447)	–	(1,251,447)
Other comprehensive loss:
Currency translation adjustment	–	–	–	–	(2,205)	(2,205) ……………
Total comprehensive loss	……………	……………	……………	……………	……………	(1,253,652) ……………
Balance at December 31, 2000	5,480,000 …………… ……………	$ 5,480 …………… ……………	$1,899,575 …………… ……………	$(1,378,457) …………… ……………	$ (2,205) …………… ……………	$ 524,393 …………… ……………

See accompanying notes.

GroupNow, Inc. and Subsidiaries

(A Development Stage Company)

Consolidated Statements of Cash Flows
		Period from February 18,	Period from February 18,
		1999 (Date of	1999 (Date of
		Incorporation)	Incorporation)
	Year ended	through	through
	December 31,	December 31,	December 31,
	2000 ………………	1999 ………………	2000 ………………

Operating activities
Net loss	$ (1,251,447)	$ (127,010)	$ (1,378,457)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	18,812	–	18,812
Issuance of stock options in exchange for services	18,055	–	18,055

Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(56,975)	(33,560)	(90,535)
Other assets	10,000	(50,000)	(40,000)
Accounts payable	61,467	6,554	68,021
Accrued payroll liabilities	42,304 ………………	23,100 ………………	65,404 ………………
Net cash used in operating activities	(1,157,784) ………………	(180,916) ………………	(1,338,700) ………………

Investing activities
Issuance of promissory note receivable	–	(1,000,000)	(1,000,000)
Proceeds from repayment of promissory note receivable	1,000,000	–	1,000,000
Capital expenditures	(108,756) ………………	– ………………	(108,756) ………………
Net cash provided by (used in) investing activities	891,244 ………………	(1,000,000) ………………	(108,756) ………………

Financing activities
Proceeds from issuance of common stock	385,000	2,000	387,000
Proceeds from subscription agreement	– ………………	1,500,000 ………………	1,500,000 ………………
Net cash provided by financing activities	385,000 ………………	1,502,000 ………………	1,887,000 ………………

Effect of exchange rates on cash and cash equivalents	(2,205) ………………	– ………………	(2,205) ………………

Net increase in cash and cash equivalents	116,255	321,084	437,339
Cash and cash equivalents at beginning of year	321,084 ………………	– ………………	– ………………
Cash and cash equivalents at end of year	$ 437,339 ……………… ………………	$ 321,084 ……………… ………………	$ 437,339 ……………… ………………

Continued on next page.

GroupNow, Inc. and Subsidiaries

(A Development Stage Company)

Consolidated Statements of Cash Flows (continued)
		Period from February 18,	Period from February 18,
		1999 (Date of	1999 (Date of
		Incorporation)	Incorporation)
	Year ended	through	through
	December 31,	December 31,	December 31,
	2000	1999	2000

Supplemental schedule of noncash activities
Loss on equity securities received in exchange for services	$ 322,431 ……………… ………………	$ – ……………… … ……………	$ 322,431 ……………… ………………

Conversion of note payable to common stock in connection with legal settlement	$1,500,000 ……………… ………………	$ – ……………… ………………	$1,500,000 ……………… ………………

Reclassification between common stock and additional paid–in capital as a result of stock split	$ 3,288 ……………… ………………	$ – ……………… ……… ………	$ 3,288 ……………… ………………

See accompanying notes.

1. Organization and Basis of Presentation

GroupNow, Inc. (the Company) was incorporated in Delaware on February 18, 1999 as VentureNow, Inc. and provides investment banking, consulting and financial services as well as venture capital management. The Company's headquarters and primary operations are in the United States. In August 2000, the Company launched subsidiary operations in the United Kingdom.

The Company has operated as a development stage enterprise since its inception by devoting substantially all of its efforts to financial planning, raising capital, developing its services offering, and developing markets for its financial services. Accordingly, the consolidated financial statements of the Company have been prepared in accordance with the accounting and reporting principles prescribed by Statement of Financial Accounting Standards (SFAS) No.7, Accounting and Reporting by Development Stage Enterprises, issued by the Financial Accounting Standards Board.

On October 19, 2000, the Company's shareholders authorized a 2.5–for–1 split of its common stock with no change in par values for shareholders of record as of that date. To reflect the split, common stock was increased and paid–in capital was decreased by $3,288. All per share and shares outstanding data have been restated to reflect the impact of the split.

Principles of Consolidation

The consolidated financial statements include the accounts of GroupNow, Inc. and its wholly owned subsidiaries, including Now Securities Global Holdings, LLC, VentureNow, LLC and Critical Mass Holdings, LLC. All material inter–company accounts and transactions have been eliminated.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months at the time of purchase or less to be cash equivalents.

2. Summary of Significant Accounting Policies (continued)

Restricted Cash

As of December 31, 2000 and 1999, the Company has restricted cash amounting to $40,000 and $50,000, respectively, in the form of certificates of deposit. These certificates serve as collateral as required by a provision of an office space lease agreement. Restricted cash is not available for general operating purposes and is included in other assets.

Property and Equipment

Property and equipment is recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using primarily the straight – line method. The estimated useful lives are as follows: software, three years; computer equipment, five years; furniture and fixtures, seven years. Leasehold improvements are capitalized and amortized over their estimated useful lives or the remaining life of the lease, whichever is shorter.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Revenue Recognition

Fees from mergers, acquisitions and other financial advisory service agreements are recorded when the underlying transaction is completed or when the Company's obligation is completed under the terms of the agreement and collectibility is reasonably assured.

2. Summary of Significant Accounting Policies (continued)

Marketable Securities

In accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable securities are classified as available–for–sale and carried at fair value with unrealized gains and losses reported as a component of stockholders' equity in comprehensive loss. Realized gains and losses and declines in value judged to be other–than–temporary on available–for–sale securities are included in investment loss.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents in bank. The credit risk associated with cash and cash equivalents is considered low due to the credit quality of the financial institution in which these assets are held.

Stock–Based Compensation

SFAS No. 123, Accounting for Stock–Based Compensation, defines a fair value method of accounting for issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No.123, companies are encouraged, but are not required, to adopt the fair value method of accounting for employee stock–based transactions. Companies are permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (APB Opinion 25) but are required to disclose in a note to the consolidated financial statements pro forma loss amounts as if the Company had applied methods prescribed by SFAS No. 123.

The Company applies the provisions of SFAS 123 to nonemployee grants and complies with its disclosure requirements; however the Company has elected to continue to apply the provisions of APB Opinion 25 and related interpretations in accounting for its grants to employees. The Company applies EITF 96–18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services, for equity instruments issued to individuals or groups other than employees.

2. Summary of Significant Accounting Policies (continued)

Foreign Currency Translation

The Company has determined that the local currency is the functional currency for its subsidiary located outside the United States. In accordance with SFAS 52, Foreign Currency Translation, assets and liabilities of this subsidiary are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are deferred as a component of accumulated other comprehensive loss in shareholders' equity. Income and expense items are translated at average monthly rates of exchange.

Computation of Net Loss per Common Share

Net loss per common share is computed using the weighted average number of common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon exercise of stock options (using the treasury stock method). Potential common shares outstanding have not been included in the computation of diluted loss per share for all periods presented, as their effect is anti–dilutive.

Recent Accounting Pronouncements

In June 1998, Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), as amended, was issued. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for the Company for its fiscal year beginning January1, 2001. Management believes that the impact of adopting this statement will not have a significant effect on its consolidated financial position or results of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions regarding the outcome of pending litigation and other matters that affect the consolidated financial statements and related disclosures. These estimates and assumptions are based on judgment and available information, and, consequently, actual results could differ from these estimates.

2. Summary of Significant Accounting Policies (continued)

Reclassifications

Certain amounts in the prior year's consolidated financial statements and related notes have been reclassified to conform to the current year's presentation.

3. Going Concern

The financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company reported a net loss of $1,251,447 and $127,010 for the year ended December 31, 2000 and for the period from February 18,1999 (date of incorporation) through December 31, 1999, respectively. This condition raises substantial doubt about the Company's ability to continue as a going concern.

During 2000, the Company raised approximately $385,000 through the issuance of common stock. The Company is currently negotiating with several private funding sources to possibly place up to $3 million of the Company's securities in a private placement. Although the Company believes that there are a number of parties interested in participating in such placement, there is no guarantee that the Company will be successful in raising all or a portion of such additional funds.

The Company's continued existence is dependent upon its ability to raise capital and to market and sell its services successfully. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

4. Loss on Investments

During 2000, the Company received securities for financial consulting services performed. The Company subsequently determined that the decline in the value of the securities of $322,431 at December 31,2000 was other–than–temporary. As a result the Company recorded the decline as a loss on investments.

5. Income Taxes

The significant components of the Company's net deferred income taxes are as follows:

	December 31, 2000 ………………	December 31, 1999 ………………
Deferred tax asset:
Stock options issued for services	$ 6,794	$ –
U.S. net operating loss carryforward	459,367 ………………	46,869 ………………
	466,161	46,869
Valuation allowance	(464,687) ………………	(46,869) ………………
Total deferred tax asset	$ 1,474 ……………… ………………	$ – ……………… ………………

Deferred tax liabilities:
Depreciation	$ 1,474 ………………	$ ………………–
Total deferred tax liabilities	1,474 ………………	– ………………
Net deferred income taxes	$ – ……………… ………………	$ – ……………… ………………

The Company has incurred net losses since inception. At December 31, 2000 and 1999, the Company had approximately $1,208,000 and $125,000, respectively, of net operating losses carry forwards of which $1,096,000 and $125,000, respectively, is attributable to the U.S. and which expire in 2020 and 2019. The remaining loss of approximately $112,000 and $0 at December 31, 2000 and 1999, respectively, is attributable to UK operations. SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $464,687 valuation allowance at December 31, 2000 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the year ended December 31, 2000 is $417,818.

6. Property and Equipment

At December 31, 2000, property and equipment were comprised of the following:

Computer equipment	$ 35,432
Software	33,435
Furniture and fixtures	26,980
Leasehold improvements	12,909 ………………
108,756
Less accumulated depreciation and amortization	(18,812) ………………
$ 89,944 ……………… ………………

There was no property and equipment or related depreciation as of December 31, 1999.

7. Promissory Note Receivable

On December 20, 1999, VentureNow, LLC, a wholly owned subsidiary, entered into a $1,000,000 convertible promissory note receivable with a private company. The convertible promissory note receivable earned interest at a rate of 6% and was convertible into equity securities if the borrower issued or sold any securities during the term of the note. On March 6, 2000 the borrower repaid the principal amount of the promissory note receivable plus accrued interest.

8. Due to Subscriber and Settlement of Litigation

In November 1999, the Company entered into a stock subscription agreement with a subscriber for the purchase of 1,000,000 shares of the Company's Series A preferred stock for an aggregate price of $10 million. As of December 31, 1999 the Company received $1.5 million of the aggregate purchase price and the subscriber was in default with the terms of the stock subscription agreement with respect to the remaining $8.5 million due to the Company.

On September 28, 2000 the Company reached a settlement agreement with the subscriber. The settlement required the subscriber to reimburse the Company's legal expenses in the amount of $25,000. The $1.5 million received in 1999 was converted into 287,500 shares of the Company's common stock. No balance remains due to subscriber at December 31, 2000.

9. Stockholders' Equity

Preferred Stock

The Board of Directors authorized 2,000,000 shares of $.001 par value preferred stock. The preferred stock is divided into various series. The first series has been designated as Series A preferred stock (1,000,000 shares authorized). The balance of the remaining authorized preferred stock remains undesignated as of December 31, 2000 and 1999. No preferred stock has been issued as of December 31, 2000 and 1999. However, in the event the Company issues preferred stock, and the Company declares a cash dividend, the Series A preferred stock shall be entitled to receive seventy percent of the cash dividend and the common stock shall be entitled to receive thirty percent of the cash dividend. Such dividends are noncumulative and shall be payable only when and if declared by the Board of Directors.

Each share of the Series A preferred stock is convertible, at the option of the holder, at any time, into one fully paid share of common stock. Also, the holder of each share is entitled to the number of votes equal to the number of shares of common stock into which such share of Series A preferred stock could be converted.

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series A preferred stock are entitled to receive, before any distribution or payment to the holders of common stock, the amount of $10 per share plus any declared but unpaid dividends.

At the option of the Board of Directors, the Company may, at any time, redeem all or any part of the outstanding shares of Series A preferred stock at a $10 value per share plus a premium equal to 10% of the face value of each share for each year that such share has been held.

10. Stock Option Plan

On November 18, 1999, the Company adopted the Incentive and Nonstatutory Stock Option Plan (the Plan), that provides for the granting of incentive and nonqualified stock options to purchase shares of the Company's common stock to officers, directors and key employees responsible for the direction and management of the Company and to nonemployee consultants and independent contractors. The Board of Directors serves as the Plan administrator. As of December 31, 1999, the Company was authorized to grant options for up to 750,000 common shares under the Plan.

The vesting period and terms of the option agreement are established by the Board of Directors. The stock options expire no later than ten years from the date of grant. No options were granted as of December 31, 1999.

The exercise price per common stock share of any option shall be determined by the Board of Directors at the time of grant but shall not be less than 110% of the fair market value of the shares at the date of grant. In the case of incentive stock options granted to a less than 10% shareholder, the exercise price will not be less than 100% of the fair market value of the shares at the date of grant. In the case of nonstatutory options granted to a less than 10% shareholder, the exercise price shall not be less than 85% of the fair market value of the share at the date of grant.

On September 19, 2000 the Company amended the Plan to increase the number of authorized grant options up to 2,500,000. At December 31, 2000, the Company has granted options to its employees to purchase 1,827,500 shares of the Company's common stock.

Of the 1,827,500 options granted as of December 31, 2000, 144,443 vested in 2000, 681,387 vest in 2001, 517,500 vest in 2002, and 484,170 vest in 2003, with the vesting beginning on the first anniversary of the date of grant. The exercise price ranges from $0.40 and $2.00 per share, which was determined by the Board to be the fair value at the date of grant. Additionally, on October 26, 2000, the Company entered into a one–year agreement with a consulting firm in exchange for consulting services. In accordance with the agreement, the Company issued 200,000 options at an exercise price of $2.00, the then fair market value of the Company's common stock. At December 31, 2000, the Company recorded compensation expense of $18,055 related to the vested portion of these options. This contract does not contain performance commitments, therefore variable accounting will apply to these options for the remainder of the contract period.

Pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of options granted was estimated at the date of grant using the minimum value method with the following assumptions: risk–free interest rate of 6.0%; no expected dividends; and weighted average expected life of the options of ten years.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effect of applying the fair value method required by SFAS No. 123 to the Company's options results in pro forma net loss of approximately

$1,334,132 and a net pro forma basic and diluted loss per common share of $0.26, for the year ended December 31, 2000. Because the determination of the fair value of all options is based on the assumptions described above, and because additional option grants are expected to be made in future periods, this pro forma information is not likely to be representative of the pro forma effects on reported net income or loss for future years.

A summary of the Company's stock option activity and related information at December 31, 2000 is as follows:

	Shares ……………… ………………	Weighted Average Exercise Price ……………… ………………

Outstanding at beginning of period	–	$ –
Granted	1,827,500	0.82
Exercised	–	–
Forfeited	– ………………	–
Outstanding at end of year	1,827,500 ……………… ………………	0.82

Exercisable at end of year	144,443 ……………… ………………	1.63

The following table summarizes information about stock options outstanding at December 31, 2000:

		Options Outstanding		Options Exercisable
Exercise Price	Weighted Average Fair Value	Number Outstanding	Weighted Average Remaining Contractual Life (in Years)	Number Outstanding	Weighted Average Exercise Price

$ .40	$.18	1,352,500	9.35	33,333	$ .40
$2.00	$.87	475,000	3.42	108,333	$2.00

11. Savings Plan

In 2000, the Company established a qualified investment savings plan that covers all U.S. employees who work more than 500 hours per year and have attained age 21. Employees may invest up to 20% of eligible compensation. The Company may make qualified matching contributions which are 100% vested immediately, based on the employee pretax contribution, to be determined annually. In addition, the Company may make annual discretionary profit sharing contributions by taking appropriate legal action. For the year 2000, the Company elected to match 50% of the first six percent of eligible employee contributions. The Company's expense related to these matching contributions was $7,333 for the year ended December 31, 2000.

12. Related Party

An officer of the Company has a partial ownership interest in a law firm engaged by the Company to represent it in various legal matters. During the year ended December 31, 2000, the Company paid $44,086 for legal fees. The Company accrued an additional $3,473 as of December 31, 2000 to the law firm for legal services provided to the Company. During the period from February 18, 1999 (date of incorporation) through December 31, 1999, this law firm did not provide any legal services to the Company .

13. Commitments

The Company leases office, computers and other equipment under various operating lease agreements. Rental expense for office space was $91,393 and leased equipment expenses were $22,366 for the year ended December 31, 2000. There were no expenses related to rented or leased facilities or equipment in 1999.

Future minimum lease payments under the operating leases are as follows:

Year ending December 31:
2001	$115,492
2002	112,117
2003	100,119
2004	82,403
2005	7,438 ………………
Total	$417,569 ……………… ………………

14. Subsequent Event

On June 4, 2001, the Company entered into a share exchange agreement (the Agreement) with a Florida public company (the Public Company), whereby its shareholders agreed to exchange all of the Company's issued and outstanding shares for 9,453,017 shares of the Public Company. The closing of the Agreement is expected to occur immediately after the Public Company has satisfied the reporting requirements of Florida state law and Section 14 of the Securities Exchange Act of 1934. At the closing, the Company will become a wholly owned subsidiary of the Public Company.